UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment of the Delta Director’s Charitable Award Program

In 1991, the Board of Directors of Delta Air Lines, Inc. (“Delta” or the “Company”) adopted the Director’s Charitable Award Program (“Program”), which is intended to acknowledge the service to Delta of eligible directors and to recognize the charitable interest of Delta and its directors in supporting worthy institutions. The Program is administered by the Corporate Governance Committee of Delta’s Board of Directors (“Committee”).

Participation in the Program is limited to persons who served as directors of Delta on June 1, 1991, and to persons who joined the Board after that date but prior to July 29, 1994. Under the Program, eligible directors may recommend up to five charitable organizations to receive donations totaling $1 million which are payable in five equal annual installments that begin after the director’s death. To be eligible to receive a donation, the recommended organizations must (1) qualify as a tax exempt organization under Section 501(c) (3) of the Internal Revenue Code (“Code”) and (2) be approved by the Committee. Donations are made by the Delta Air Lines Foundation, a tax exempt foundation under Section 501(c)(3) of the Code.

On January 27, 2005, the Board of Directors amended the Program to eliminate a provision which required Delta, in the event of a change in control of the Company, to purchase and place in trust insurance policies to fund recommended donations to eligible organizations approved by the Committee.

The Board of Directors also amended the Program to permit the Committee to delegate its authority under the Program. The Committee may not, however, delegate its authority to approve a donee recommended by an eligible participant who is a member of the Board of Directors at the time of such approval. Only two current members of the Board are eligible to participate in the Program. The Program, as amended on January 27, 2005, is attached hereto as Exhibit 10.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)    On January 24, 2005, Mr. Larry D. Thompson informed Delta that he would not stand for re-election to the Company’s Board of Directors at the annual meeting of shareowners to be held on May 19, 2005, due to the increased demands on his time as a result of his new position as Senior Vice President, Government Affairs, General Counsel and Secretary of Pepsico, Inc.

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Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)    Since December 31, 2000, when the Company changed its fiscal year end from June 30 to December 31, Delta has held its annual meeting of shareowners on either the fourth Thursday of April or the Friday following the fourth Thursday in April. In 2005, however, the annual meeting of shareowners will be held on May 19, 2005.

Section 4.2.1 of Delta’s By-Laws stated that non-employee directors of Delta shall retire from the Board of Directors at the annual meeting of shareowners which next follows the director’s becoming age 72.

Due to the scheduling of the 2005 annual meeting of shareowners in May rather than in April, the annual meeting will now occur after (rather than before) the 72nd birthday of one of Delta’s non-employee directors. Under Section 4.2.1 of the By-Laws, this would have accelerated the director’s retirement date from the 2006 annual meeting of shareowners to the 2005 meeting.

To prevent this unintended result, the Board of Directors, on January 27, 2005, amended Section 4.2.1 of the By-Laws to state that non-employee directors shall retire from the Board of Directors at the annual meeting of shareowners that occurs at least 30 days after their attainment of age 72. This amendment will permit the non-employee director mentioned above to serve until the 2006 annual meeting of shareowners, as would have occurred had the 2005 annual meeting been held in April rather than in May.

Delta’s By-Laws, as amended, are attached hereto as Exhibit 3.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 3	Delta’s By-Laws, as amended on January 27, 2005.

Exhibit 10	Delta Air Lines, Inc. Director’s Charitable Award Program, as amended effective January 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By:	/s/ Leslie P. Klemperer
January 27, 2005	Leslie P. Klemperer Vice President - Deputy General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Description

Exhibit 3	Delta’s By-Laws, as amended on January 27, 2005.

Exhibit 10	Delta Air Lines, Inc. Director’s Charitable Award Program, as amended effective January 27, 2005.

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